Exhibit 99.1



April 23, 2003

Edward J. Swotek, Senior Vice President

Immediately


TierOne Corporation Announces Results of First Annual Shareholder Meeting

LINCOLN, NE - April 23, 2003 -- TierOne Corporation (NASDAQ: TONE) ("Company"), the parent holding company for TierOne Bank ("Bank"), announced it had received approval on four proposals presented to shareholders today at the Company's annual meeting held at the Embassy Suites Hotel in Lincoln.

At its first annual meeting as a publicly-held company, TierOne shareholders elected six board of directors members and ratified the appointment of KPMG LLP as its independent auditor. Shareholders also approved the adoption of a proposed stock option plan and a recognition and retention plan.

"I am pleased by the support of our shareholders in voting in favor of our four proposals," said Gilbert G. Lundstrom, chairman of the board and chief executive officer of TierOne Corporation. "This affirms our commitment in continuing the momentum this Company has successfully achieved."

TierOne Corporation was formed last fall following approval by members of the Bank to convert from a mutual to a stock form of ownership. The Company listed on the Nasdaq National Market on October 2, 2002. TierOne Corporation stock closed on Wednesday, April 23, 2003 at $17.83 per share.

TierOne Bank, with assets of over $2.1 billion, is the largest financial institution headquartered in Lincoln, Nebraska. It currently operates a network of banking offices in communities located in southwest Iowa, northern Kansas and throughout Nebraska and two loan production offices in Colorado.

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